EXHIBIT 12


           Computation of Ratio of Earnings to Fixed Charges


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                              EXHIBIT 12

                      Rollins Truck Leasing Corp.

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        (Dollars in Thousands)
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

                                             Three Months Ended
                                                 December 31,                         Fiscal Year Ended September 30,
                                             ------------------           -------------------------------------------------------
                                              1996         1995           1996        1995         1994          1993        1992
                                              ----         ----           ----        ----         ----          ----        ----


Fixed charges
 Interest                                   $11,936      $11,642       $ 46,876     $ 43,893     $ 36,963      $35,059     $36,522
 Interest portion of
    rental expense                              818          773          3,180        3,146        3,144        2,684       2,688
 Amortization of debenture
    commissions and debt expense                168          161            605          560          466          392         323
                                            -------      -------       --------     --------     --------      -------     -------

         Total fixed charges                 12,922       12,576         50,661       47,599       40,573       38,135      39,533

Earnings before income taxes                 16,104       13,586         55,927       67,092       66,390       54,657      40,668
                                            -------      -------       --------     --------     --------      -------     -------

         Total                              $29,026      $26,162       $106,588     $114,691     $106,963      $92,792     $80,201
                                            =======      =======       ========     ========     ========      =======     =======

Ratio of earnings to fixed charges             2.25         2.08           2.10         2.41         2.64         2.43        2.03
                                            -------      -------       --------     --------     --------      -------     -------

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